EXHIBIT 35.3

CCRE Commercial Mortgage Securities, L.P.

110 East 59th Street

New York, New York 10022

Attention: Anthony Orso

Officer’s Certificate

ANNUAL STATEMENT AS TO COMPLIANCE

For the period January 1, 2011 Through December 31, 2011

Commercial Mortgage Pass-Through Certificates Series 2011-C2

CCRE Commercial Mortgage Securities, L.P., Depositor

Bank of America, National Association, Master Servicer

LNR Partners, LLC, Special Servicer

TriMont Real Estate Advisors, Inc., Operating Advisor

Citibank, N.A., Certificate Administrator and Trustee

Pooling and Servicing Agreement dated December 11, 2011

Pursuant to Section 10.09 of the Pooling and Servicing Agreement governing the above referenced transaction:

As authorized Officer of TriMont Real Estate Advisors, Inc. as Certifying Servicer with respect to the preceding calendar period a review of the activities of the Certifying Servicer during the period and its performance under this Agreement has been made under such Officer’s supervision and to the best of such Officer’s knowledge, based on such review, the Certifying Servicer has fulfilled its obligations under this Agreement in all material respects throughout such period.

TriMont Real Estate Advisors, Inc.

By:	/s/ Ernest J. Davis
Ernest J. Davis
Title:	Managing Director
Date:	March 12, 2012